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                                                                   EXHIBIT 10.17



                               RESEARCH AGREEMENT


This Research Agreement, dated as of March 26, 1999, is entered into by and between the Infectious Disease Research Institute, a Washington not-for-profit corporation ("IDRI"), and Corixa Corporation, a Delaware corporation ("Corixa").

                                 R E C I T A L S

A. WHEREAS, IDRI is a not-for-profit corporation organized exclusively for charitable, scientific, literary or educational purposes, within the meaning of
Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the "Code").

B. WHEREAS, IDRI may solely make expenditures directly for the purpose of carrying out its exempt purposes or transfer funds to other organizations that are exempt from tax under Section 501(c)(3) of the Code.

C. WHEREAS, IDRI's specific purpose (the "Specific Purpose") is research in the field of infectious diseases and cancers and the development of vaccines, therapeutics and diagnostics for such diseases and cancers and to take such other actions, either directly or through other organizations, as are consistent with these purposes and with its tax exempt status under Section 501(c)(3).

D. WHEREAS, IDRI believes that adoptive immunotherapy represents a promising approach to the treatment of cancer.

E. WHEREAS, Corixa has notable expertise in the area of therapeutic cancer vaccine research that involves the use of specialized cells within the immune system in combination with specific cancer antigens.

F. WHEREAS, IDRI desires that Corixa perform and Corixa is willing to perform such research in accordance with the research program authorized by IDRI and attached to this Agreement as Exhibit A (the "Research Program") on the terms and conditions set forth herein , in order to increase IDRI's expertise related to such developments and the likelihood that such therapies shall become available to treat cancer patients, on the terms and conditions set forth herein.

                                A G R E E M E N T

NOW, THEREFORE, for and in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:


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1.         DEFINITIONS.

           (a) "Adoptive Immunotherapy" shall mean [***]

           (b) "Affiliate" shall mean any business entity that controls, is controlled by, or is under common control with another corporation or business entity. The direct or indirect ownership of at least fifty percent (50%) or, if smaller, the maximum allowed by applicable law, of the voting securities or an interest in the assets, profits or earnings of a business entity shall be deemed to constitute control of the business entity.

           (c) "Calendar Quarter" shall mean, respectively, the three (3) consecutive months periods of each calendar year as follows: January, February, March; April, May, June; July, August, September; and October, November and December.

           (d) "Corixa Antigens" shall mean the antigens listed in Exhibit A hereto.

           (e) "Developed Product(s)" shall mean any product for the treatment, prevention and/or diagnosis of cancer in humans the research or development of which was initiated during the Research Program Term and pursuant to the Research Program.

           (f) "Effective Date" shall mean the date upon which IDRI receives a check or wire transfer in the amount of [***] to support the Research Program.

           (g) "Net Proceeds" shall mean all amounts actually received by Corixa or its Affiliates directly in connection with (i) a license or sublicense of rights relating to Developed Product(s) granted by Corixa to a Third Party, including, but not limited to license or sublicense fees, technology access fees and milestone payments; and (ii) sales of Developed Product(s) to Third Parties by Corixa's sublicensees and/or further sublicensees. For the sake of clarity, Net Proceeds shall not include any bona fide research and development funding or any payments received by Corixa from a Third Party in exchange for issuance of shares of Corixa's capital stock or options to purchase shares of Corixa's capital stock or other securities convertible into or exercisable for shares of Corixa's capital stock.

           (h) "Research Funds" shall have the meaning ascribed thereto in
Section 4.

           (i) "Research Program" shall have the meaning ascribed thereto in Recital F.

           (j) "Research Program Term" shall have the meaning ascribed thereto in Section 2.

           (k) "Third Party" shall mean a party other than Corixa, IDRI, or an Affiliate of either of them.


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2.         RESEARCH PROGRAM.

           Corixa shall use its best efforts during the Research Program Term to perform the Research Program. The "Research Program Term" shall commence March 31,1999 and continue until March 31, 2002.

3.         RESEARCH OVERSIGHT COMMITTEE.

           The parties hereby create a Research Oversight Committee (the "Research Oversight Committee") which shall consist of four (4) members, two (2) appointed by Corixa and two (2) appointed by IDRI. Corixa's initial members of the Research Oversight Committee shall be Martin Cheever and Kenneth Grabstein. IDRI's initial members of the Research Oversight Committee shall be David Webster and Patricia Wahl. Each party may at any time upon written notice replace one or both of its appointees with members reasonably acceptable to the other party. The Research Oversight Committee shall meet twice each year during the Research Program Term to review the progress of the Research Program and the use of the Research Funds. Within thirty (30) days following each meeting, the members of the Research Oversight Committee shall distribute to each party minutes detailing the matters reviewed at such meeting.

4.         RESEARCH FUNDING.

           IDRI shall make the following nonrefundable research support payments (the "Research Funds"), to Corixa under this Agreement by wire transfer of immediately available funds, which Research Funds shall be applied by Corixa in accordance with the budget attached as Exhibit B hereto, provided, that IDRI's obligation to make the payment pursuant to subsection (b) shall be contingent upon IDRI's receipt of funds on or before March 31, 2000 to support the Research Program in an amount equal to or greater than the amount set forth in subsection
(b) and provided, further, that IDRI's obligation to make the payment pursuant to subsection (c) shall be contingent upon IDRI's receipt of funds on or before March 31, 2001 to support the Research Program in an amount equal to or greater than the amount set forth in subsection (c):

                     (a) [***] within five (5) days following the Effective
Date.

                     (b) [***] on March 31, 2000.

                     (c) [***] on March 31, 2001.

5.         COMMERCIALIZATION.

           (a) Diligence.Following completion of the Research Program, Corixa shall use its best reasonable commercial efforts to further develop and commercialize adoptive immunotherapy products for the treatment of cancer in humans based on the results of the Research Program. With the exception of the Research Funds or as may otherwise be mutually agreed in writing by IDRI and Corixa, Corixa shall be responsible for all expenses related to such development and commercialization. IDRI acknowledges that factors such as cost of clinical trials and feasibility of successful treatment of cancer based on the results of the


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Research Program are reasonable commercial factors that Corixa may rely upon in determining whether or to what extent to continue to develop and commercialize such products.

           (b) Net Proceeds. Corixa shall pay to IDRI [***] of all Net Proceeds. Payments due under this Agreement for Net Proceeds shall be deemed to accrue and be payable pursuant to Section 6(a) when payments directly connected with Developed Product(s) are actually received by Corixa or an Affiliate.

           (c) Credit Against Payments. Corixa shall receive a credit against amounts payable to IDRI in the amount of [***] Any excess amount of credit that is not applied during any applicable Calendar Quarter, including amounts carried over from past Calendar Quarters, shall be carried over and applied against payments earned in the next Calendar Quarter, subject to the [***] limitation set forth in the preceding sentence. Such carry-overs shall be continued until Corixa has received the full amount of credit set forth herein.

6.         PAYMENTS AND REPORTS.

           (a) Payments and Reports. The payments required pursuant to Section 5(b) shall be paid within forty-five (45) days after the last day of each Calendar Quarter with respect to Net Proceeds received by Corixa during such Calendar Quarter. Each such payment shall be accompanied by a statement, in sufficient detail describing payments directly connected to Developed Product(s) received by Corixa or its Affiliates during such Calendar Quarter. All information provided by Corixa pursuant to this Section 6(a) shall be deemed Confidential Information. The calculation of the payments required hereunder shall be based on Net Proceeds in U.S. Dollars. All amounts past due shall bear interest from the date they are due until the date they are paid at the rate of twelve percent (12%) per annum, or the maximum rate permitted by law, whichever is less.

            (b) Payment of Applicable Taxes. All taxes that are imposed on any payments accruing to IDRI under this Agreement shall be borne by IDRI and where required by law or governmental regulation shall be withheld by Corixa from payments made to IDRI hereunder. The parties shall take steps consistent with current commercial practices to avoid or minimize any such withholding.
All taxes levied on IDRI's income arising from this Agreement shall be borne by IDRI.

           (c) Records. Corixa shall keep full, complete and proper records and accounts of Net Proceeds. Upon reasonable notice to Corixa, IDRI shall have the right to have an independent certified public accountant, selected by IDRI and acceptable to Corixa, audit Corixa's records pertaining to the Developed Product(s) during normal business hours to verify the amounts payable pursuant to this Agreement; provided, however, that: (i) such audit shall not take place more frequently than once a year, and (ii) shall not cover such records for more than the preceding three (3) years. Such audit shall be at IDRI's expense unless Corixa has paid IDRI less than ninety-five percent (95%) of the amount determined to be due for a given time period,


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in which case such audit shall be at Corixa's expense. Corixa shall preserve and maintain all such records and accounts required for audit for a period of three
(3) years after the quarter to which such records and accounts apply.

7.         OWNERSHIP AND LICENSE OF INTELLECTUAL PROPERTY

           (a) Acknowledgement. The parties hereby acknowledge that except as expressly set forth herein, neither party shall receive any right, title or interest to any proprietary rights or intellectual property rights of the other party.

           (b) Ownership of Inventions. All inventions made, conceived or reduced to practice in the course of performing the Research Program shall be owned in accordance with the U.S. laws governing inventorship.

           (c) Non-exclusive Research License. Subject to the rights of Corixa's corporate partners and any restrictions related thereto, Corixa hereby grants to IDRI a worldwide, fully paid-up, non-exclusive license to use solely in IDRI's internal, noncommercial research, all data generated and intellectual property developed by Corixa, alone or together with others, in the course of performing the Research Program.

8.         CONFIDENTIALITY; PUBLICITY; PUBLICATION.

           (a) IDRI acknowledges that it has and shall continue to receive confidential information of Corixa ("Confidential Information"), in connection with the negotiation, execution and performance of this Agreement, including, but not limited to, the performance of the Research Program. Confidential Information shall include all information, whether oral or written, which by its nature or content, or the context of disclosure, might reasonably be expected to be confidential. IDRI agrees to not use or disclose to any third party any of such confidential information without first obtaining Corixa's written consent. This confidentiality obligation shall not apply to information which is or becomes a matter of public knowledge or is disclosed to IDRI by a third party having no obligation of nondisclosure to Corixa. The obligations of nonuse and nondisclosure hereunder shall survive any expiration or termination of the Agreement.

           (b) The parties to this Agreement may disclose the nature of this Agreement in a press release following signature; provided, however, that the terms of the Agreement shall not be disclosed by either party in such release or otherwise without the prior consent of the other party, which consent shall not be unreasonably withheld, except that the disease targets under the Research Program may be disclosed. In the event of any clinical trial(s) performed pursuant to the Research Program, the parties may disclose the nature of such trial(s) in a press release, including IDRI's role in funding such trial(s). The wording of any press release to be issued in connection with this Agreement by IDRI must be approved by Corixa in advance of its release, provided that such approval is not unreasonably withheld by Corixa. IDRI acknowledges that Corixa's corporate partner(s) may have the right to review and comment on such press releases and that Corixa's approval may be subject to such comments.

           (c) Subject to the terms and conditions of this Section 8(c) and any restrictions required by clinical study sites or governmental law or regulation, IDRI shall have the right to



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publish any data generated by Corixa in the course of performing the Research
Program. If IDRI shall desire to publish or present orally or in writing, including without limitation at symposia, national or regional professional meetings, or to publish in journals or other publications, any such data derived from or in anyway related to its activities under this Agreement IDRI shall first provide Corixa with copies of the proposed presentation or publication materials at least sixty (60) days in advance of the presentation or publication date. The parties agree that publication can be delayed for an appropriate period of time in the event that either party reasonably determines that it needs time to seek or maximize patent or other intellectual property or commercial protection.

9.         REPRESENTATIONS AND WARRANTIES.

           (a)       Representations and Warranties of IDRI.

                     (i) IDRI hereby represents and warrants to Corixa that it has the full right and authority to enter into this Agreement.

                     (ii) IDRI hereby represents and warrants to Corixa that this Agreement, including all terms and conditions hereof, are consistent with IDRI's status as a 501(c)(3) corporation, including, but not limited to, IDRI's Specific Purpose.

            (b)      Representations and Warranties of Corixa.

                     (i) Corixa hereby represents and warrants to IDRI that it has the full right and authority to enter into this Agreement.

                     (ii) Corixa hereby represents and warrants to IDRI that the execution, delivery and performance of this Agreement does not conflict with, violate or breach any agreement to which Corixa is a party.

10.        INDEMNIFICATION.

           (a) Indemnification by IDRI. IDRI shall defend, indemnify and hold Corixa harmless against any liability, damage, loss, cost or expense, including legal fees ("Liability"), arising out of or resulting from (i) IDRI's breach of any representation or warranty set forth in Section 9(a), (ii) gross negligence or willful misconduct committed by IDRI or its officers, directors, employees, consultants or agents or (iii) IDRI's material default in the performance of its obligations under this Agreement and failure or inability to cure such default in accordance with Section 13(b).

           (b) Indemnification by Corixa. Corixa shall defend, indemnify and hold IDRI harmless against any Liability arising out of or resulting from (i) Corixa's breach of its representations set forth in Section 9(b), (ii) gross negligence or willful misconduct committed by Corixa or its officers, directors, employees, consultants or agents, (iii) Corixa's material default in the performance of its obligations under this Agreement and failure or inability to cure such default in accordance with Section 13(b), (iv) Corixa's performance of the Research Program, (v) any clinical trial directly related to the Research Program or Developed Product(s) or (vi) the manufacture, sale or other distribution of Developed Product(s).



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           (c) Conditions of Indemnification. The agreements of indemnity set forth in Sections 9(a) and 9(b) above is conditioned upon the indemnified party's obligation to: (i) advise the indemnifying party of any claim or suit, in writing, within sixty (60) days after the indemnified party has received notice of such claim or suit, and (ii) assist the indemnifying party and its representatives in the investigation and defense of any claim and/or suit for which indemnification is provided. This agreement of indemnity shall not be valid as to any settlement of a claim or suit or offer of settlement or compromise without the prior written approval of the indemnifying party.

           (d) Insurance. During the term of this Agreement, Corixa shall, at its sole cost and expense, obtain and keep in force a policy of comprehensive general liability insurance with bodily injury, death and property damage limits of One Million US Dollars (US$1,000,000) per occurrence and Three Million US Dollars (US$3,000,000) in the aggregate. In addition Corixa shall put into place insurance with a reputable insurer in an amount sufficient for the purposes of conducting or having conducted any clinical trial directly related to the Research Program, including, without limitation, no-fault products liability insurance.

           (e) No Consequential Damages. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER WITH RESPECT TO THE SUBJECT MATTER OF THE AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR (A) ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL OR INDIRECT DAMAGES WHATSOEVER, (B) COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES, OR (C) LOSS OF PROFIT OR ANTICIPATED BUSINESS.

11.        GOVERNING LAW; ARBITRATION.

           This Agreement shall be governed by the laws of the state of Washington, without regard to its or any other jurisdiction's conflicts-of laws provisions. Any dispute, controversy or claim arising out of or in relation to this Agreement that cannot be settled amicably by agreement of the parties hereto shall be finally settled by arbitration in accordance with the arbitration rules of the American Arbitration Association ("AAA"), then in force, by one or more arbitrators appointed in accordance with said rules, provided that the appointed arbitrators shall have appropriate experience in the biopharmaceutical industry. The award rendered shall be final and binding upon both parties. The judgment rendered by the arbitrator(s) shall include costs of arbitration, reasonable attorneys' fees and reasonable costs for any expert and other witnesses. Judgment upon the award may be entered in any court having jurisdiction.

12.        NOTICES.

           (a) Any notice required or permitted under this Agreement shall be deemed given if delivered (i) personally, (ii) by facsimile transmission (receipt verified), (iii) by registered or certified mail (return receipt requested), postage prepaid, or (iv) sent by express courier service (receipt verified), to the following addresses of the parties:



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                     If  to Corixa:

                     Corixa Corporation
                     1124 Columbia Street, Suite 200
                     Seattle, WA  98104
                     Attention: Chief  Operating Officer
                     Facsimile: (206) 754-5762

                     WITH A COPY TO:

                     Venture Law Group
                     4750 Carillon Point
                     Kirkland, WA 98033
                     Attention: William W. Ericson
                     Facsimile: (425) 739-8750

                     If to IDRI:
                     Infectious Disease Research Institute
                     1124 Columbia Street
                     Seattle, WA 98104
                     Attention: Executive Director
                     Facsimile: (206) 754-5715

                     WITH A COPY TO:

                     David G. Webster
                     [***]


           (b) Any notice required or permitted to be given concerning this Agreement shall be effective upon receipt by the party to whom it is addressed.

13.        TERM AND TERMINATION

            (a) The term of the Research Program shall be the Research Program Term, unless earlier terminated as set forth below. The term of this Agreement shall be until the expiration, on a country-by-county and product-by-product basis, of the last to expire of any patent(s) covering the Developed Product(s), unless earlier terminated as set forth below.

(b) If either party materially breaches the provisions of the Agreement and such breach is not cured within sixty (60) days (or in the case of non-payment pursuant to Section 4 above, then fourteen (14) days) after receiving written notice from the other party with respect to such breach, the non-breaching party shall have the right to terminate this Agreement by giving written notice to the party in breach.


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           (c) Either party may terminate this Agreement if, at any time, the other party shall file a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the party or of its assets, or if the other party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if the other party shall propose or be a party to any dissolution or liquidation, or if the other party shall make an assignment for the benefit of creditors.

           (d) Upon any termination of this Agreement, each party shall have the right to retain any sums already paid to it by the other party hereunder.

14.        MISCELLANEOUS

           (a) Independent Contractors. IDRI and Corixa shall be independent contractors and shall not be deemed to be partners, joint venturers or each other's agents, and neither party shall have the right to act on behalf of the other except as is expressly set forth in this Agreement.

           (b) Entire Agreement; Amendment. This Agreement sets forth the entire agreement and understanding between the parties and supersedes all previous agreements, promises, representations, understandings, and negotiations, whether written or oral, between the parties with respect to the subject matter hereof. There shall be no amendments or modifications to this Agreement, except by a written document signed by both parties.

           (c) Assignment. This Agreement shall not be assigned by Corixa without the prior written consent of IDRI, such consent not to be unreasonably withheld, provided, however, that such consent shall not be required in the event of an assignment by Corixa to any of its Affiliates or in connection with the merger, acquisition or sale of all or a majority of Corixa's business assets related to the subject matter of the Research Program.

           (d) Successors. This Agreement shall be binding upon the successors and assigns of the parties hereto.

           (e) Governing Law; Injunctive Relief. This Agreement shall be construed and enforced in accordance with the laws of the state of Washington, without giving effect to its or any other jurisdiction's principles of conflicts of law. Corixa shall have the right to such injunctive relief or other legal or equitable relief as is reasonable in connection with any breach or any reasonable likelihood of breach by IDRI of its obligations under Section 8.

           (f) Severability. If any provision of this Agreement is finally held to be invalid, illegal or unenforceable by a court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way.

           (g) Waiver. Any delay in enforcing a party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of a party's right to the future enforcement of its rights under this Agreement.

           (h) Force Majeure. If the performance of this Agreement or any obligations hereunder is prevented, restricted or interfered with by reason of fire or other casualty or



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accident, strikes or labor disputes, war or other violence, any law, order, proclamation, ordinance, demand or requirement of any government agency, or any other act or condition beyond the control of the parties hereto, the party so affected, upon giving prompt notice to the other party shall be excused from such performance (other than the obligation to pay money) during such prevention, restriction or interference.

           (i) Headings. The section headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section or in any way affect such section.

           (j) Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

           IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officer as of the date first written above.

AGREED TO AND ACCEPTED BY:                   AGREED TO AND ACCEPTED BY:

CORIXA CORPORATION                           INFECTIOUS DISEASE RESEARCH
                                             INSTITUTE

/s/ STEVEN GILLIS                            /s/ DAVID G. WEBSTER
-----------------------------------          -----------------------------------
Steven Gillis, Chairman and                  David G. Webster
Chief Executive Officer                      Interim Executive Director



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                                    EXHIBIT A

                                RESEARCH PROGRAM

   PROPOSED FOR ADOPTIVE DENDRITIC OR T-CELL IMMUNOTHERAPY PRODUCT DEVELOPMENT



                                     [***]



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The Corixa Antigens for the Research Program as follows:


[***]




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STAFFING REQUIRED

[***]




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                                    EXHIBIT B

                             RESEARCH PROGRAM BUDGET


[***]





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